EXHIBIT 99.1

Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER APPOINTS JOE JORDAN AND BIZ STONE TO ITS BOARD OF DIRECTORS

BOSTON (July 31, 2024) -- The Boston Beer Company, Inc. (NYSE: SAM) today announced that it appointed Biz Stone and Joe Jordan to its Board of Directors, effective as of July 29, 2024. Mr. Stone will serve as an independent Class B Director, filling the vacancy created by the retirement of David A. Burwick, sitting on the Board’s Compensation Committee and Nominating/Governance Committee. Mr. Jordan will serve as an independent Class A Director, a new seat recently added to the Board, sitting on the Audit Committee and the Compensation Committee.

Biz Stone is an entrepreneur known best as co-founder of Twitter, Medium, Jelly, and the investment firm Future Positive. He is a Visiting Fellow at The University of Oxford, an award-winning filmmaker, and author. He has been honored with the International Center for Journalism Innovation Award, INC Magazine named him Entrepreneur of the Decade, TIME listed him as one of the 100 Most Influential People in the World, and GQ named him Nerd of the Year.

Joe Jordan currently serves as President - U.S. and Global Services for Domino’s, a global food services chain based in Ann Arbor, Mich., a position he has held since 2022. In this role, he oversees Domino's U.S. business and key global centers of excellence. He has been with Domino’s since 2011, including as Executive Vice President – International from 2018 to 2022; Senior Vice President and Chief Marketing Officer from 2015 to 2018; and Vice President of Innovation from 2011 to 2014. Prior to joining Domino's, Mr. Jordan worked at PepsiCo North America for six years, where he last served as a Senior Director of Marketing. Prior to PepsiCo, he held marketing roles at Philips Electronics and Unilever, and was a consultant for Accenture in Washington D.C.

“We’re pleased to welcome Biz and Joe to our Board of Directors,” said Boston Beer Company Chairman, Founder, and Brewer Jim Koch. “I expect that Biz will bring significant entrepreneurial, technical, and innovative experience, while Joe will bring impressive brand management, consumer packaged goods industry, and innovation expertise to the Board."

Boardspan Inc., a leading provider of board and governance expertise through cloud-based and traditional advisory services, advised the Company on the appointment of Mr. Stone and Mr. Jordan.

About Boston Beer Company

The Boston Beer Company, Inc. (NYSE: SAM) began brewing Samuel Adams beer in 1984 and has since grown to become one of the largest and most respected craft brewers in the United States. We consistently offer the highest-quality products to our drinkers, and we apply what we’ve learned from making great-tasting craft beer to making great-tasting and innovative “beyond beer” products. Boston Beer Company has pioneered not only craft beer but also hard cider, hard seltzer and hard tea. Our core brands include household names like Angry Orchard Hard Cider, Dogfish Head, Truly Hard Seltzer, Twisted Tea Hard Iced Tea, and Samuel Adams. We have taprooms and hospitality locations in California, Delaware, Massachusetts, New York and Ohio. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.